Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GAMING AND LEISURE PROPERTIES, INC.

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. § 1911 et. seq. (relating to amendment of articles of incorporation), the Corporation hereby desires to amend and restate its Articles of Incorporation (these “Articles”) in their entirety as follows:

ARTICLE I
NAME

The name of the corporation is Gaming and Leisure Properties, Inc. (the “Corporation”).

ARTICLE II
ADDRESS OF REGISTERED OFFICE

Pursuant to 15 Pa.C.S. §109 (relating to name of commercial registered office provider in lieu of registered address), the registered office of the Corporation in this Commonwealth is 825 Berkshire Boulevard, Suite 400, Wyomissing, Pennsylvania 19610.

ARTICLE III
PURPOSE AND POWER

The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended (15 Pa.C.S. §§ 1101 et. seq.) (the “Business Corporation Law”).  The purpose of the Corporation is to have unlimited power to engage in, and do any lawful act concerning, any or all lawful business (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be incorporated under the provisions of the Business Corporation Law.  For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV
TERM

The term for which the Corporation is to exist is perpetual.

ARTICLE V
AUTHORIZED SHARES

Section 5.1.           Total Number of Shares.  The total number of shares which the Corporation has authority to issue is Five Hundred Fifty Million (550,000,000) shares, consisting of:

(a)           Five Hundred Million (500,000,000) shares of common stock with a par value of $.01 per share (the “Common Stock”); and

(b)           Fifty Million (50,000,000) shares of preferred stock with a par value of $.01 per share (the “Preferred Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

The Corporation shall be entitled to treat the Person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

Section 5.2.           Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock adopted, from time to time, by the Board of Directors of the Corporation (the “Board”).  The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions hereof, the designation, rights, preferences and limitations of the shares of each such series.  The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)           the designation of the series, which may be by distinguishing number, letter or title;

(b)           the number of shares constituting such series, including the authority to increase or decrease such number (but not below the number of shares thereof then outstanding);

(c)           the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(d)           the dates at which dividends, if any, shall be payable;

(e)           the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

(f)            the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(g)           the voting power, if any, of such series and the terms and conditions under which such voting power may be exercised;

(h)           the obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;

(i)            the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(j)            restrictions on the issuance of shares of the same series or of any other class or series; and

(k)           any other rights, preferences or limitations of the shares of such series.

Section 5.3.           Common Stock.

(a)           Dividends.  Except as otherwise provided by the Business Corporation Law or these Articles, and subject to the powers, rights, privileges, preferences and priorities of holders of any series of Preferred Stock, as provided herein, the holders of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolutions (voluntary or involuntary) or otherwise, at such times and in such amounts as the Board in its sole discretion may determine.

(b)           Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(c)           Preemptive Rights.  No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or any instruments convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

(d)           Voting Rights.  Except as otherwise provided by the Business Corporation Law or these Articles and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held.  No Holder of Common Stock shall be entitled to the right of cumulative voting.

Section 5.4.           Uncertificated Shares.  Any or all classes and series of shares, or any part thereof, may be represented by certificates or may be uncertificated shares, at the election of the Corporation, provided, however, that any shares represented by a certificate that are issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1.           Classified Board.  The affairs of the corporation shall be managed and conducted by a Board of Directors.  The directors of the Corporation (“Directors”), other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation.

Section 6.2.           Amendment.  This Article VI shall not be amended, altered or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors voting together as a single class.

ARTICLE VII
INDEMNIFICATION

The Corporation shall indemnify to the fullest extent permitted by applicable law, as it exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), any Person against all liability, loss and expense (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by such Person by reason of the fact that such Person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries. The Corporation may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the Corporation and its Directors, officers or employees), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amount as may be necessary to effect such indemnification.  This Article VII shall not be amended, altered or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors voting together as a single class.  Any amendment to, alteration or repeal of this Article VII which has the effect of limiting the authority of the Corporation to indemnify Persons under this Article VII shall operate prospectively only and shall not limit in any way any indemnification provided or to be provided pursuant to this Article VII with respect to any action taken, or failure to act, occurring prior thereto.

ARTICLE VIII
LIMITATION ON LIABILITY OF DIRECTORS

To the fullest extent that laws of the Commonwealth of Pennsylvania, as in effect from time to time, permit elimination or limitation of the liability of Directors, no Director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a Director.  If the laws of the Commonwealth of Pennsylvania hereafter are amended to further eliminate or limit the liability of a Director, then a Director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended laws of the Commonwealth of Pennsylvania.  The provisions of this Article VIII shall be deemed to be a contract with each Director of the Corporation who serves as such at any time while such provisions are in effect, and each such Director shall be deemed to be serving as such in reliance on the provisions of this Article VIII.  This Article VIII shall not be amended, altered or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors voting together as a single class.  Any amendment to, alteration or repeal of this Article VIII which has the effect of increasing Director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a Director prior thereto.

ARTICLE IX
REIT QUALIFICATION; OWNERSHIP AND TRANSFER RESTRICTIONS

Section 9.1.           Definitions.  For the purposes of these Articles, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean not more than [      ]%(1) (in value or in number, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, subject to the Board’s power under Section 9.2(h) hereof to increase or decrease such percentage.  The value and number of the outstanding shares of Capital Stock shall be determined by the Board, which determination shall be conclusive for all purposes hereof.  For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation Beneficially Owned or Constructively Owned by such Person, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly

(1)  Percentage to be determined after confirming post-split ownership percentages of >10% holders.

or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.   The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Philadelphia, Pennsylvania are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 9.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean not more than [      ]%(2) of the aggregate of the outstanding shares of Common Stock, subject to the Board’s power under Section 9.2(h) hereof to increase or decrease such percentage.  The number of the outstanding shares of Common Stock of the Corporation shall be determined by the Board, which determination shall be conclusive for all purposes hereof.  For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation Beneficially Owned or Constructively Owned by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by these Articles or by the Board pursuant to Section 9.2(g).

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by these Articles or by the Board pursuant to Section 9.2(g) and subject to adjustment pursuant to Section 9.2(h), the percentage limit established for an Excepted Holder by the Board pursuant to Section

(2)  Percentage to be determined after confirming post-split ownership percentages of >10% holders.

9.2(g), provided, however, that the Excepted Holder Limit for an Excepted Holder shall be 9.9% in number of shares or value (whichever is more restrictive) unless, from the REIT Election Date until the Restriction Termination Date, such Excepted Holder does not Constructively Own an interest in Tenant of the Corporation (or a Tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant.  The value, voting power and number of the outstanding shares of Capital Stock shall be determined by the Board, which determination shall be conclusive for all purposes hereof.

Initial Date.  The term “Initial Date” shall mean the date upon which the Amended and Restated Articles of Incorporation containing this Article IX are filed with the Pennsylvania Secretary of State.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on Nasdaq or, if such Capital Stock is not listed or admitted to trading on Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted in any automated quotation system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board, which determination shall be conclusive for all purposes hereof.

Nasdaq.  The term “Nasdaq” shall mean The NASDAQ Stock Market, Inc.

Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 9.2(a), would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 9.2(a)(i).  The term “Prohibited Owner” shall also mean, with regard to any purposed Transfer, if appropriate in the context, any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

REIT Election Date.  The term “REIT Election Date” shall mean January 1, 2014 or such other date on which the Corporation elects to be taxed as a REIT under the Code.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 9.7 of these Articles that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein are no longer required in order for the Corporation to qualify as a REIT.

Tenant.  The term “Tenant” shall mean any Person that leases (or subleases) real property from the Corporation.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option) with respect to Capital Stock, (b) entering into any agreement for the sale, transfer or other disposition of Capital Stock, (c) any sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (d) Transfers of interests in other entities that result in changes in the Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term “Trust” shall mean any trust provided for in Section 9.3(a).

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Unsuitable Person.  The term “Unsuitable Person” shall have the meaning given in Section 10.1.

Section 9.2.           Capital Stock.

(a)           Ownership Limitations.  During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(i)            Basic Restrictions.

(A)          (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own either shares of Capital Stock in excess of the

Aggregate Stock Ownership Limit or shares of Common Stock in excess of the Common Stock Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B)          No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(C)          No Person shall Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(D)          No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the Capital Stock would be Beneficially Owned (determined without reference to the rules of attribution under Section 544 of the Code) by fewer than one hundred (100) Persons).

(ii)           Transfer in Trust.  If any Transfer of shares of Capital Stock or any other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 9.2(a)(i),

(A)          then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

(B)          if the transfer to the Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 9.2(a)(i), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 9.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(C)          In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 9.2(a)(ii) and Section 9.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent otherwise provided in Section 9.2(f)).

(D)          To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 9.2(a)(ii), a violation of Section 9.2(a)(i) would nonetheless be continuing, (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than one hundred (100) Persons), the shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable

Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Section 9.2(a)(i).

(b)           Remedies for Breach.  If the Board or any duly authorized committee thereof (or other designees if permitted by the Business Corporation Law) shall at any time determine, which determination shall be conclusive for all purposes hereof, that a Transfer or other event has taken place that results in a violation of Section 9.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 9.2(a)(i) (whether or not such violation is intended), the Board or a committee thereof (or other designees if permitted by the Business Corporation Law) shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 9.2(a)(i) shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(c)           Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 9.2(a)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 9.2(a)(ii) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT.

(d)           Owners Required to Provide Information.  From the Initial Date until the Restriction Termination Date:

(i)            every Person who is a Beneficial Owner or Constructive Owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares (whichever is more restrictive) of Capital Stock, within thirty (30) days after initially reaching such ownership threshold and within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned or Constructively Owned and a description of the manner in which such shares are held.  Each such Person shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(ii)                                  each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

(e)                                  Remedies Not Limited.  Subject to Section 9.7 of these Articles, nothing contained in this Section 9.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT.

(f)                                   Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 9.2, Section 9.3 or any definition contained in Section 9.1, the Board shall have the power to determine the application of the provisions of this Section 9.2 or Section 9.3 or any such definition with respect to any situation based on the facts known to it.  In the event Section 9.2 or Section 9.3 requires an action by the Board and these Articles fail to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9.1, Section 9.2, and Section 9.3.  Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9.2(a)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 9.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

(g)                                  Exceptions.

(i)                                     Subject to Section 9.2(a), the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits and may establish or increase an Excepted Holder Limit for such Person if:

(A)                               the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 9.2(a)(i)(B) or (C);

(B)                               such Person does not and agrees that it will not own, actually or Constructively, an interest in a Tenant of the Corporation (or a Tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (except to the extent that the Board in its sole discretion determines that the amount of rent derived from such Tenant is sufficiently small that the receipt of rent from such Tenant would not adversely affect the Corporation’s ability to qualify as a REIT); and

(C)                               such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 9.2(a) through Section 9.2(f)) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Section 9.2(a)(ii) and Section 9.3.

(ii)                                  Prior to granting any exception pursuant to Section 9.2(g)(i), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)                               Subject to Section 9.2(a)(i)(B), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(iv)                              The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (A) with the written consent of such Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.  In the event that the shares of Capital Stock Beneficially Owned or Constructively Owned by the Excepted Holder decrease to equal to or less than the Aggregate Stock Ownership Limit, or the shares of Common Stock Beneficially Owned or Constructively Owned by the Excepted Holder decrease to equal to or less than the Common Stock Ownership Limit, then in either such case, the Board may deem such Person no longer to be an Excepted Holder, after which such Person’s Excepted Holder Limit shall no longer apply.

(h)                                 Change in Aggregate Stock Ownership Limit and Common Stock Ownership Limit.  The Board may from time to time increase or decrease the Aggregate Stock Ownership Limit and Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock or Common Stock, as the case may be, is in excess of such decreased Aggregate Stock Ownership Limit or Common Stock Ownership

Limit until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, equals or falls below the decreased Aggregate Stock Ownership Limit or Common Stock Ownership, but until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, falls below such decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit, any further acquisition of Capital Stock or Common Stock will be in violation of the Aggregate Stock Ownership Limit or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit or Common Stock Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.  If the Board of Directors changes the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, it will (i) notify each shareholder of record of any such change, and (ii) publicly announce any such change, in each case at least 10 days prior to the effective date of such change.

(i)                                     Legend.  Each certificate for shares of Capital Stock shall bear a legend summarizing the provisions of this Article IX.  Instead of such legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 9.3.                                 Transfer of Capital Stock in Trust.

(a)                                 Ownership in Trust.  Upon any purported Transfer or other event described in Section 9.2(a)(i), or upon the determination of the Board pursuant to Section 10.7(a), in either case that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 9.2(a)(ii) or in the case of a determination by the Board pursuant to Section 10.7(a), the date of such determination.  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner or Unsuitable Person, as the case may be.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9.3(f).

(b)                                 Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner or Unsuitable Person (as applicable) shall have no rights in the shares of Capital Stock held by the Trustee.  The Prohibited Owner or Unsuitable Person (as applicable) shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c)                                  Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid to a Prohibited Owner or Unsuitable Person (as applicable) prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner or Unsuitable Person (as applicable) to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner or Unsuitable Person (as applicable) shall have no voting rights with respect to shares held in the Trust and, subject to the Business Corporation Law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner or Unsuitable Person (as applicable) prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article IX, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(d)                                 Sale of Shares by Trustee.  Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee: (A) whose ownership of the shares will not violate the ownership limitations set forth in Section 9.2(a)(i); and (B) who is not an Unsuitable Person.  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall, as provided in this Section 9.3(d), distribute the net proceeds of the sale to the Charitable Beneficiary and the Prohibited Owner (in the case of a transfer to the Trust pursuant to Section 9.2(a)(ii)) or the Unsuitable Person (in the case of a transfer to the Trust pursuant to Section 10.7(a)).   A Prohibited Owner shall receive the lesser of (i) the Market Price of the shares on the day of the event causing the shares to be held in the Trust, and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  An Unsuitable Person shall receive the lesser of (i) the Redemption Price, and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust, minus the Discount.  The Trustee may reduce the amount payable to the Prohibited Owner or Unsuitable Person (as the case may be) by the amount of dividends and distributions paid to the Prohibited Owner or Unsuitable Person (as the case may be) and owed by the Prohibited Owner or Unsuitable Person to the Trustee pursuant to Section 9.3(c) of this Article IX.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner or Unsuitable Person (as the case may be) shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner or Unsuitable Person (as the case may be), then (A) such shares shall be deemed to have been sold on behalf of the Trust and (B) to the extent that the Prohibited Owner or Unsuitable Person received an amount for such shares that exceeds the amount that such Prohibited Owner or Unsuitable Person was entitled to receive pursuant to this Section 9.3(d), such excess shall be paid to the Trustee upon demand.

(e)                                  Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to: (i) in the case of a Prohibited Owner, the lesser of (A) the Market Price of the shares on the day of the event causing the shares to be held in the Trust or (B) the Market Price on the date the Corporation, or its designee, accepts such offer; and (ii) in the case of an Unsuitable Person, the lesser of (A) the Redemption Price or (B) the Market Price on the date the Corporation, or its designee, accepts such offer, minus the Discount.  The Corporation may reduce the amount payable to the Prohibited Owner or Unsuitable Person (as applicable) by the amount of dividends and distributions paid to the Prohibited Owner or Unsuitable Person (as applicable) and owed to the Trustee pursuant to Section 9.3(c) of this Article IX.  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer unless and until the Trustee has sold the shares held in the Trust pursuant to Section 9.3(d).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner or Unsuitable Person (as the case may be), and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.  The Corporation may pay for any shares purchased pursuant to this paragraph (e) in any combination of cash and/or promissory note as determined by the Board of Directors, provided, that in the event the Corporation elects to pay for any shares with a promissory note, such promissory note shall contain such terms and conditions as the Board of Directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the Corporation or any affiliate of the Corporation or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit, or other debt or financing agreement of the Corporation or any affiliate of the Corporation. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of two 2% per annum.

(f)                                   Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 9.2(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 9.4.                                 Nasdaq Transactions.  Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.

Section 9.5.                                 Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IX.

Section 9.6.                                 Non-Waiver.  No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

Section 9.7.                                 REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board may, in its sole and absolute discretion, take such lawful actions as it deems necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article IX hereof is no longer required for REIT qualification.

Section 9.8.                                 Severability.  If any provision of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE X
GAMING AND REGULATORY MATTERS

Section 10.1.                          Definitions. For purposes of these Articles, the following terms shall have the meanings specified below:

Affiliate.  The term “Affiliate” (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

Affiliated Company.                               The term “Affiliated Company” shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

Control.  The term “Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions.

Discount.  The term “Discount” shall mean such percentage (up to 100%) as the Board may determine in its sole and absolute discretion, taking into account such equitable and other factors as it deems appropriate.  With respect to any amount, the Discount shall mean the Discount percentage of such amount.

Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

Gaming or Gaming Activities.  The terms “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, pari-mutuel facility, card club, website, mobile application or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

Gaming Authorities. The term “Gaming Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

Gaming Jurisdictions.  “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Corporation or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

Gaming Laws.  The term “Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

Gaming Licenses.  The term “Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

Interest.  The term “Interest” shall mean the stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

Own or Ownership.  The terms “Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

Redemption Date.  The term “Redemption Date” shall mean the date set forth in the Redemption Notice by which the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Corporation or any of its Affiliated Companies, which redemption date shall be determined in the sole and absolute discretion of the Board of Directors of the Corporation but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gaming Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45-day period, the Unsuitable Person shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of) by the selling Unsuitable Person (and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person), or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Person or its Affiliate upon (x) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (y) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.

Redemption Notice.  The term “Redemption Notice” shall mean that notice of redemption delivered by the Corporation pursuant to this Article to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Corporation, or if the Board of Directors deems it necessary or advisable, to redeem such Unsuitable Person’s or his, her or its Affiliate’s Securities.  Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such Securities shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

Redemption Price.  The term “Redemption Price” shall mean the price to be paid by the Corporation for the Securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid (including if the finding of unsuitability is made by the Board of Directors alone), the lesser of (i) the Market Price (as defined in Section 9.1) on the date of the Redemption Notice, minus the Discount, (ii) the Market Price on the Redemption Date, minus the Discount, or (iii) the actual amount paid by the Beneficial Owner or Constructive Owner in the acquisition of Beneficial Ownership or Constructive Ownership of such Securities, minus the Discount. The Corporation may pay the Redemption Price in any combination of cash and/or promissory note as required by the applicable Gaming Authority and, if not so required (including if the finding of unsuitability is made by the Board of Directors alone), as determined by the Board of Directors, provided, that in the event the Corporation elects to pay all or any portion of the Redemption Price with a promissory note, such promissory note shall contain such terms and conditions as the Board of Directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the Corporation or any affiliate of the Corporation or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit, or other debt or financing agreement of the Corporation or any affiliate of the Corporation or otherwise. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of two 2% per annum.

SEC.  The term “SEC” shall mean the U.S. Securities and Exchange Commission.

Securities.  The term “Securities” shall mean the capital stock of the Corporation and the capital stock, member’s interests or membership interests, partnership interests or other equity securities of any Affiliated Company.

Unsuitable Person.  The term “Unsuitable Person” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Board of Directors, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Corporation or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company.

Section 10.2.                          Compliance with Gaming Laws. All Securities shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Corporation or the applicable Affiliated Company, and any purported Transfer thereof in violation of such requirements shall be void ab initio.

Section 10.3.                          Ownership Restrictions. Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Securities shall promptly notify the Corporation, stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held.  In addition, any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities shall, to the extent reasonably requested by the Corporation in order to comply with applicable Gaming Law or for the Corporation to determine whether the Person is an Unsuitable Person:

(a)                                 provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities; and

(b)                                 respond to written or oral questions or inquiries from any such Gaming Authorities or the Corporation.  Any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities or that may otherwise be deemed advisable by the Corporation.

Section 10.4.                          Finding of Unsuitability.

(a)                                 The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation or the applicable Affiliated Company, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board of Directors, in which event the Corporation shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affiliated  Companies to purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a shareholder, member, partner or owner, as applicable, of the Corporation and/or Affiliated Company with respect to such Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed.

(b)                                 Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or disqualification of a holder of Securities, or the Board of Directors otherwise determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, it shall be unlawful for such Unsuitable Person or any of its Affiliates to and such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Corporation or the applicable Affiliated Company entitled to vote, (iii) receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Corporation or any Affiliated Company for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner or Director of the Corporation or any Affiliated Company.

Section 10.5.                          Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s Ownership or Control of Securities, failure or refusal to comply with the provisions of this Article, or failure to divest himself, herself or itself of any Securities when and in the specific manner required by the Gaming Authorities or this Article.

Section 10.6.                          Injunctive Relief. The Corporation shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Article will expose the Corporation and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the Corporation and the Affiliated Companies shall be entitled to injunctive or other equitable relief to enforce the provisions of this Article.

Section 10.7.                          Non-Exclusivity of Rights. The right of the Corporation or any Affiliated Company to redeem Securities pursuant to this Article shall not be exclusive of any other rights the Corporation or any Affiliated Company may have or hereafter acquire under any agreement, provision of the bylaws of the Corporation or such Affiliated Company or otherwise. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable in the sole discretion of the Board of Directors, either

(a)                                 to cause all Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person to be deemed to be transferred to a Trust in accordance with Section 9.3, by providing notice thereof to the Unsuitable Person or its Affiliate; or

(b)                                 to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

Section 10.8.                          Further Actions. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Board of Directors may conform any provisions of this Article to the extent necessary to make such provisions consistent with Gaming Laws, without the need for shareholder approval, except to the extent that shareholder approval is specifically required by the Business Corporation Law.  In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article. Such procedures and regulations shall be kept on file with the

Secretary of the Corporation, the secretary of each of the Affiliated Companies and with the transfer agent, if any, of the Corporation and/or any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

Section 10.9.                          Authority of the Board of Directors. The Board of Directors shall have exclusive authority and power to administer this Article and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article.  All such actions which are done or made by the Board of Directors shall be final, conclusive and binding on the Corporation and all other Persons; provided, that the Board of Directors may delegate all or any portion of its duties and powers under this Article to a committee of the Board of Directors as it deems necessary or advisable.

Section 10.10.                   Severability. If any provision of this Article or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article.

Section 10.11.                   Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this Article in any instance in which and to the extent the Board of Directors determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this Article shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

Section 10.12.                   Legend. The restrictions set forth in this Article shall be noted conspicuously on any certificate evidencing the Securities in accordance with the requirements of the Business Corporation Law and any applicable Gaming Laws, substantially as follows:

“The Securities represented by this certificate are subject to restrictions on Transfer and ownership for the purpose, among others, of the Corporation’s maintenance of its qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time. No Person may (i) Beneficially Own or Constructively Own shares of Common Stock or other Capital Stock in excess of       % (or such other percentage as may be determined by the Board of Directors as provided in the Corporation’s Charter) of the outstanding Common Stock or Capital Stock of the Corporation, as the case may be (ii) Transfer shares of Capital Stock, if, as the result of the Transfer, the Capital Stock would be Beneficially Owned or Constructively Owned by fewer than one hundred (100) Persons, (iii) Beneficially Own or Constructively Own shares of Common Stock, Preferred Stock or other Securities which would result in the Corporation being “closely held” under Section 856(h) of the Code, or (iv) Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.  If the restrictions on Transfer are violated, the Transfer shall be void ab initio and, if the restrictions on Transfer or ownership are violated, any or all of the shares of stock represented hereby shall be transferred to the Trustee to be held in trust for the benefit of one or more Charitable Beneficiaries. In addition, any Person who attempts to Beneficially Own or Constructively Own shares of Common Stock or other Capital Stock in excess of the above limitation must immediately give written notice to the Corporation of such event. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, a copy of which, including the restrictions on Transfer and ownership, will be sent without charge to each stockholder who so requests, within five business days after receipt of a written request therefor.”

ARTICLE XI

SEVERABILITY

Section 11.1.                          Severability.  Whenever possible, each provision of these Articles will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of these Articles is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and these Articles will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

ARTICLE XII
AMENDMENTS

Section 12.1.                          Amendments.  Subject to Section 6.2, Article VII or Article VIII, these Articles may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders and Directors herein are granted subject to this reservation.  Any amendment to these Articles may be adopted by approval of the Board, without the need for shareholder approval, to the extent contemplated by Section 10.8.

IN TESTIMONY WHEREOF, the undersigned officers of this Corporation have executed and sealed these Amended and Restated Articles of Incorporation this        day of                     , 2013.

GAMING AND LEISURE PROPERTIES, INC.

By:
Name:	Peter M. Carlino
Title:	President, Secretary and Treasurer